Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-             ) pertaining to the Special Deferral Election Plan of DreamWorks Animation, SKG, Inc. of our reports dated February 26, 2007, with respect to the consolidated financial statements of DreamWorks Animation, SKG, Inc., DreamWorks Animation, SKG, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of DreamWorks Animation, SKG, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

June 11, 2007